EXHIBIT 10.6
Board of Director Fees

The following table sets forth the director fees for 2006 and 2007:

	2006	2007
Annual Retainer	$5,000	$5,000
Board Meetings	$670 per meeting	$670 per meeting
Audit Committee Meetings	$300 per meeting	$300 per meeting
All Other Committee Meetings	$200 per meeting	$200 per meeting
Chairman’s Annual Salary*	N/A	N/A
Vice Chairman’s Annual Salary*	$5,000	$5,000

*These salaries only apply to independent outside directors; this payment will not apply for the Chairman in 2008 as that position is filled by Mark D. Gainer who also serves as Chief Executive Officer and President of Union National Financial Corporation.